Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Mega Matrix Corp.

(formerly known as AeroCentury Corp.)

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Stock, par value $0.001	Rule 457(c)	2,397,305	$8.92	$21,383,960.60	$92.70 per $1,000,000	$1,982.29
Total Offering Amount						$21,383,960.60		$1,982.29
Total Fees Previously Paid								$7,244.28
Total Fee Offsets								0
Net Fee Due								0

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	The Registrant originally registered 8,760,935 shares of common stock filed on Form S-1 on January 18, 2022. Through this amendment, the Registration has reduced the number of shares of common stock being registered to 2,397,305.

(3)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s common stock traded on the NYSE American on January 14, 2022 as disclose in its initial filing of Form S-1 on January 18, 2022.